Exhibit 2(k)(3)

REVOLVING CREDIT AND SECURITY AGREEMENT

CARLYLE CREDIT INCOME FUND,

as the Borrower,

CITY NATIONAL BANK OF FLORIDA,

as Administrative Agent, Lead Arranger and a Lender,

and

CITY NATIONAL BANK OF FLORIDA,

as Collateral Agent

Dated as of July 11, 2025

i

SCHEDULES

SCHEDULE I:	Borrower Information
SCHEDULE II:	Commitments

EXHIBITS

EXHIBIT A:	Form of Request for Borrowing
EXHIBIT B:	Form of Responsible Officer’s Certificate
EXHIBIT C:	Form of Compliance Certificate
EXHIBIT D-1:	Form of Facility Extension Notice
EXHIBIT D-2:	Form of Facility Extension Agreement
EXHIBIT E:	Form of Note
EXHIBIT F:	Form of Assignment and Assumption
EXHIBIT G:	Form of Lender Joinder Agreement
EXHIBIT H-1	Form of U.S. Tax Compliance Certificate
EXHIBIT H-2	Form of U.S. Tax Compliance Certificate
EXHIBIT H-3	Form of U.S. Tax Compliance Certificate
EXHIBIT H-4	Form of U.S. Tax Compliance Certificate

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS REVOLVING CREDIT AND SECURITY AGREEMENT (this “Credit Agreement”), dated as of July 11, 2025, by and among, CARLYLE CREDIT INCOME FUND, a Delaware statutory trust (the “Borrower”), CITY NATIONAL BANK OF FLORIDA (“CNB”), as Administrative Agent, Lead Arranger, and a Lender, and CITY NATIONAL BANK OF FLORIDA (the “Collateral Agent”).

A. Borrower has requested that the Lenders extend credit to Borrower for general corporate purposes, including financing investment activities, liquidity and working capital needs, and paying fees and expenses, and any other purpose, in each case, as permitted under the Constituent Documents (as defined below) of the Borrower.

B. Lenders are willing to make loans upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them below:

“Account Bank” means U.S. Bank National Association, in its capacity as depositary bank with respect to the Specified Collateral Account.

“Accordion Increase” has the meaning provided in Section 2.2.

“Administrative Agent” means CNB, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person that, at any time, directly or indirectly, Controls or is Controlled by, or is under common Control with, such Person. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by the Borrower or its Subsidiaries in the ordinary course of business.

“Agent-Related Person” has the meaning provided in Section 11.3.

“Agents” means, collectively, Administrative Agent, Collateral Agent and any successors and permitted assigns in such capacity.

“Amortized Deferred Issuance Costs” means, for any period, the portion of capitalized loan fees, underwriting fees, legal fees, and other expenses incurred in connection with the issuance of indebtedness or with respect to the Preferred Shares, in either case, that is amortized during such period in accordance with GAAP.

“Anti-Corruption Laws” means the federal Foreign Corrupt Practices Act of 1977, as amended, all regulations implementing the Foreign Corrupt Practices Act, and the United Kingdom Bribery Act 2010, as amended.

“Anti-Money Laundering Laws” means Applicable Law of any jurisdiction in which the Borrower is located or conducting business relating to the prevention of money laundering or countering of terrorist financing, including, without limitation, the federal Bank Secrecy Act, as amended by the USA PATRIOT Act and other legislation, all regulations implementing the Bank Secrecy Act, and all rules and regulations implementing these laws, as any of the foregoing may be amended from time to time.

“Applicable Accounting Standards” shall mean GAAP.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders, in each case, of courts or governmental authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means 325 basis points (3.25%) per annum.

“Asset/Debt Coverage Ratio” means as of any date the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, for the Borrower and its Subsidiaries, of (a) the value of total assets of Borrower and its Subsidiaries to (b) Total Indebtedness of Borrower and its Subsidiaries; provided, that, any amounts on deposit in an ATM Account shall be disregarded for calculation purposes until such amounts on deposit have been transferred to the Specified Collateral Account.

“Asset/Debt and Prefs Coverage Ratio” means as of any date the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, for the Borrower and its Subsidiaries, of (a) the value of total assets of Borrower and its Subsidiaries to (b) (i) Total Indebtedness of Borrower and its Subsidiaries plus (ii) the aggregate Liquidation Preference of outstanding Preferred Shares of Borrower and its Subsidiaries; provided, that, any amounts on deposit in an ATM Account shall be disregarded for calculation purposes until such amounts on deposit have been transferred to the Specified Collateral Account.

“Assignee” has the meaning provided in Section 12.11(b).

“Assignment and Assumption” means the agreement contemplated by Section 12.11(b), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit F.

“ATM Account” means any account established in connection with any “at the market” program with respect to market offerings of equity interests (including any Preferred Shares) of the Borrower.

“Availability Period” means the period from the Closing Date to the Maturity Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Credit Agreement, in each case, as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.3(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first applicable of (a) the alternate benchmark rate that has been selected by the Administrative Agent and Borrower, plus the related Benchmark Replacement Adjustment, giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time or, if there is no agreement under (a), (b) a rate equal to the Prime Rate plus the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3.

“Beneficial Ownership Certification” means the certification that Lenders may use as part of the diligence required to become KYC Compliant by requiring Persons qualifying as “legal entity customers”, as defined by Anti-Money Laundering Laws, to disclose and certify the identities of certain individuals who own or control such Person.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning provided in the preamble hereto.

“Borrower Party” means the Borrower or any of its Affiliates.

“Borrowing” means a disbursement made by Lenders of any of the proceeds of the Loans.

“Borrowings” means the plural thereof.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Applicable Law to close.

“Calendar Day” means any day of the calendar year, including Saturdays, Sundays, and legal holidays.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CGCIM” means Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (i) CGCIM or a Qualified Affiliate ceases to be the investment adviser to Borrower, or (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than CGCIM, of 35% or more Voting Shares.

“Closing Date” means July 11, 2025.

“CNB” has the meaning provided in the first paragraph hereof.

“CNB Deposit Agreement” has the meaning set forth in Section 12.10(a).

“Collateral” has the meaning provided in Section 5.1(a).

“Collateral Account Control Agreement” means that certain deposit and securities account control agreement, dated as of the Closing Date, by and among the Borrower, the Account Bank and the Collateral Agent, as secured party thereunder.

“Collateral Agent” has the meaning provided in the preamble hereto.

“Collections” means all cash collections and other cash proceeds of Financial Assets and any property constituting payments for the account of Borrower in respect of Financial Assets, all interest, fees, insurance proceeds, and all other amounts payable in respect of Financial Assets and all cash proceeds of any Related Security with respect to a Financial Asset.

“Commitment” means with respect to each Lender on any date, the commitment of such Lender on such date to make Loans in accordance with the terms of this Agreement, expressed as an amount representing the maximum principal and/or face amount of such Loan, as such commitment may be reduced from time to time pursuant to Section 3.6 or by further assignment by such Lender pursuant to Section 12.11(b). The initial amount of such Lender’s Commitment is set forth on Schedule II or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, the applicability and length of lookback periods, the applicability of Section 12.2 and other technical, administrative or operational matters) that the Administrative Agent reasonably decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent reasonably decides (in consultation with the Borrower) is necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control Agreement” means each deposit and/or securities account control agreement, dated, as applicable, as of the Closing Date or thereafter, by and among the Borrower, the applicable bank, and the Collateral Agent, as secured party thereunder.

“Consolidated Net Investment Income” means, for any period, the net consolidated investment income of the Borrower for such period, prepared in accordance with GAAP.

“Constituent Documents” means, for any Person, its formation, constituent or organizational documents and any governmental or other filings related thereto, in each such case as it may be restated, modified, amended or supplemented from time to time. With respect to Borrower, “Constituent Documents” include Borrower’s trust certificate and declaration or agreement of trust.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by”, “Controlling” and “under Common Control with” have meanings analogous thereto.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the Borrower is a member.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Agreement” has the meaning provided in the preamble hereto.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans.

“Credit Facility” means the Commitments and all Borrowings thereunder.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America and all amendments thereto, and all other applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws affecting the rights, remedies, or recourse of creditors generally of the United States or other applicable jurisdictions, in each case, as in effect from time to time.

“Default Rate” means an interest rate (before as well as after judgment) equal to the interest rate applicable to the Loans plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 12.12(b) and Section 4.8, any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower to confirm in writing to Administrative Agent or Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent or Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) of this definition, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.12(b) and Section 4.8(b)) upon delivery of written notice of such determination to the Borrower and each other Lender.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Disqualified Lenders” means those entities, and affiliates of such entities, mutually agreed upon in writing by Borrower and the Administrative Agent in accordance with the Side Letter; provided that, “Disqualified Lenders” shall not include any commercial bank or insurance company other than any insurance company that is Affiliated with a Disqualified Lender; provided, further, that any such entity that is owned by or Affiliates of any commercial bank or insurance company shall be deemed a Disqualified Lender.

“Distribution” means any distribution, dividend or other payment (whether or not in cash) on account of or in respect of any equity interest (including any Preferred Shares) in Borrower, including any payment to redeem or repurchase any such equity interest (including any Preferred Shares).

“Dollars” and the sign “$” mean the lawful currency of the United States of America.

“Egan-Jones” means Egan-Jones Ratings Company, or its successor in interest.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or other electronic transmission system.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.11 (subject to such consents, if any, as may be required under Section 12.11(b)(iii)).

“Environmental Law” means all applicable laws, and agreements with governmental authorities, relating to environmental, health, safety and/or land use matters.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Erroneous Payment” has the meaning specified in Section 11.12(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 11.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning provided in Section 10.1.

“Excluded Account” means (i) any deposit account, or securities account that (a) exclusively holds cash collateral posted or received as margin to secure any Hedge Agreement permitted hereunder and (b) as to which the Borrower is prohibited by written agreement from pledging hereunder, or where such pledge would require, under written agreement, an intercreditor agreement, and (ii) any ATM Account.

“Excluded Collateral” means any (a) agreement, license, permit, property right, equity interest, obligation or other document, in each case to the extent that a grant of a security interest therein would violate, invalidate, breach or make unenforceable such agreement, license, permit, property right, equity interest, obligation or other document or default or create a right of termination in favor of any other party thereto, in each case after giving effect to applicable provisions of the UCC and (b) the Excluded Accounts and any account or other assets of the Borrower to which the Administrative Agent and the Required Lenders have agreed in writing to exclude from the scope of Collateral.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan(s) or Commitment(s) (other than pursuant to an assignment request by Borrower under Section 4.8(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(f) and (d) any withholding Taxes imposed under FATCA.

“Facility Extension Agreement” means an agreement in the form of Exhibit D-2 pursuant to which each Lender has agreed to extend the Stated Maturity Date in accordance with Section 2.8.

“Facility Extension Notice” means a written notice by the Borrower to Administrative Agent substantially in the form of Exhibit D-1 to extend the Stated Maturity Date in accordance with Section 2.8.

“Fair Market Value” means, with respect to any asset, the fair market value of such asset, as determined by Borrower in accordance with the Valuation Policy.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York (or any successor) based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York (or any successor) shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fee Letter Agreement” means that certain letter agreement dated the date hereof between the Borrower and the Administrative Agent.

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations and (b) the substantial equivalent as reasonably determined to be necessary by Administrative Agent in any other jurisdiction where Borrower is formed.

“Financial Covenants” means the financial covenants contained in Section 9.10.

“Financial Assets” means: (i) equity interests, bonds, notes, debentures, other securities, loan assets, including without limitation all risk retention assets; and (ii) all rights arising under Hedge Agreements entered into with respect to assets referred to in the foregoing clause (i), in each case owned by the Borrower.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” means, with respect to any Person at any date and without duplication, (a) all liabilities, obligations and indebtedness, in each case, for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, and (b) any other obligations constituting indebtedness under Applicable Accounting Standards.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 12.5(b).

“Insolvency Event” means, with respect to any Person:

(a) the commencement of a voluntary case by such Person under the United States Bankruptcy Code or the seeking of relief by such Person under any Debtor Relief Laws in any jurisdiction outside of the United States;

(b) the commencement of an involuntary case against such Person under the United States Bankruptcy Code or Debtor Relief Laws in any jurisdiction outside of the United States and the petition is not controverted or stayed within sixty (60) days, or is not dismissed within sixty (60) days, after commencement of the case;

(c) a custodian (as defined in the United States Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person and such appointment continues for a period of sixty (60) days or more;

(d) such Person voluntarily commences any other proceeding under a Debtor Relief Law by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property now or hereafter in effect relating to such Person;

(e) any such proceeding of the type set forth in clause (d) above is commenced involuntarily against such Person to the extent such proceeding is consented to by such Person or remains undismissed or unstayed for a period of sixty (60) days;

(f) such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days;

(g) such Person makes a general assignment for the benefit of creditors or admits in writing that it is generally unable to pay its debts as such debts become due; or

(h) any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Interest Coverage Ratio” means, for any period, the ratio for Borrower and its Subsidiaries on a consolidated basis of: (a) (i) Consolidated Net Investment Income, plus Interest Expense, (ii) less Amortized Deferred Issuance Costs; to (b) (i) Interest Expense (ii) less Amortized Deferred Issuance Costs, in each case for such period.

“Interest Expense” means, for any period for the Borrower and its consolidated Subsidiaries, the amount of total interest expense incurred in such period plus, without duplication, dividends, distributions and other similar payments made in respect of Preferred Shares in such period.

“Interest Payment Date” means (a) the first Calendar Day of each February, May, August and November; (b) the date of any prepayment (whether mandatory, voluntary or otherwise) of any Loan made hereunder, as to the amount prepaid; (c) the date of any repayment of any Loan pursuant to Section 3.2(a), as to the amount repaid, and (d) the Maturity Date.

“Interest Period” means, for each Loan, (i) initially, the period commencing on the date such Loan is advanced and ending on the next subsequent Interest Payment Date, and (ii) thereafter, each period commencing on the day following the then current Interest Payment Date and ending on the next subsequent Interest Payment Date.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Investment” means, for any Person: (a) equity interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any equity interests, bonds, notes, debentures or other securities of any other Person (and any rights or proceeds in respect of (x) any “short sale” of securities or (y) any sale of any securities at a time when such securities are not owned by such Person); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedge Agreements.

“Investment Grade Rating” shall mean the Borrower’s Class A Preferred Shares are rated BBB- or higher by any Nationally Recognized Statistical Rating Organization, including Egan-Jones; provided that the Borrower shall be deemed to cease to have an Investment Grade Rating if any of the Borrower’s Indebtedness or any of Borrower’s Preferred Shares shall be rated lower than investment grade (or its equivalent) by any Nationally Recognized Statistical Rating Organization.

“IRS” means the United States Internal Revenue Service.

“KYC Compliant” means any Person who (a) has satisfied in all material respects all requests for information from a Lender made for the purpose of complying with customer identification, or “know-your-customer”, and related requirements under Anti-Money Laundering Laws and Sanctions Laws such that the Lender is able to form a reasonable belief as to the true identity of the Person and the true identities of its beneficial owners (if applicable), and (b) would not result in any Lender being non-compliant with Anti-Money Laundering Laws or Sanctions Laws were such Person to enter into a banking relationship with such Lender.

“Lead Arranger” means CNB.

“Lender” or “Lenders” means (a) CNB, in its capacity as lender, and (b) each other lender that becomes party to this Credit Agreement as a lender in accordance with the terms hereof. Unless the context requires otherwise, the term “Lenders” does not include the Administrative Agent in its capacity as the Administrative Agent.

“Lender Joinder Agreement” means an agreement substantially in the form of Exhibit G, pursuant to which a new Lender joins the Credit Facility as contemplated by Section 12.11(h).

“Lender Party” has the meaning provided in Section 11.1(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) described as such in such Lender’s Administrative Questionnaire delivered to the Administrative Agent, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Lien” means any lien, mortgage, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Liquidation Preference” means, at any date, the aggregate amount that would be payable by the Borrower to redeem all Preferred Shares on such date, including all premiums (if any), accrued, accumulated and unpaid dividends, and all other amounts required to be paid in connection with such redemption, in each case, subject to the terms and conditions of the Constituent Documents.

“Loan” means an extension of credit made by the Lenders to a Borrower pursuant to the terms and conditions of this Credit Agreement.

“Loan Documents” means this Credit Agreement, the Fee Letter Agreement, each Note, each Request for Borrowing, each Facility Extension Agreement, each Facility Extension Notice, the Side Letter, the Collateral Account Control Agreement, each Control Agreement, and such other agreements, documents or notices, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of any Loan Document.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means any circumstances, events, series of events or a series of circumstances which could reasonably be expected to: (a) have a material adverse effect upon the business, operations or financial condition of Borrower; (b) have a material adverse effect on the ability of Borrower to fulfill its material Obligations; or (c) have a material adverse effect upon Secured Parties’ perfected security interest in the Collateral.

“Material Indebtedness” means Indebtedness (other than the Loans) in an aggregate amount equal to the greater of (A) $5,000,000 and (B) the lesser of (i) 3.788% of Total Net Assets and (ii) $10,000,000.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; and (b) the date which Administrative Agent declares the Obligations due and payable after an Event of Default.

“Maximum Commitment” means $30,000,000, as it may be adjusted from time to time in accordance with this Credit Agreement.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.1 and (b) has been approved by Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the promissory notes provided for in Section 3.1, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified; and “Note” means any one of the Notes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document, including Erroneous Payment Subrogation Rights and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Operating Account” means, for Borrower, the operating account set forth on Schedule I.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment request made pursuant to Section 4.8(b)).

“Participant” has the meaning provided in Section 12.11(f).

“Participant Register” has the meaning provided in Section 12.11(g).

“Payment Recipient” has the meaning provided in Section 11.12(a).

“Payor” means any Person that is an obligor of, or is otherwise required (whether by contract or otherwise) to, make payments to Borrower with respect to, any Financial Asset.

“Periodic Term SOFR Determination Day” has the meaning provided in the definition of “Term SOFR”.

“Permitted RIC Distribution” means distributions by Borrower to its equityholders (from the Specified Collateral Account, Operating Account or otherwise) to the extent required to allow Borrower to make sufficient distributions to qualify as a regulated investment company within the meaning of Section 851 of the Internal Revenue Code and to otherwise minimize or eliminate federal or state income or excise taxes payable by Borrower in or with respect to any taxable year of Borrower(or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of Borrower shall not exceed 100% of the amounts (determined in good faith at the time such calculation is made) that the Borrower reasonably determines are required to be distributed to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Internal Revenue Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Internal Revenue Code (or any successor thereto) or (y) its net capital gain pursuant to Section 852(b)(3) of the Internal Revenue Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Internal Revenue Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a RIC under the Code.

“Permitted Liens” means (a) Liens arising under this Credit Agreement or any other Loan Documents, (b) Liens for Taxes either not due and payable or being contested in good faith by appropriate proceedings and, in each case, which are adequately reserved for in accordance with Applicable Accounting Standards, (c) Liens of a depository institution (including the Account Bank), custodian or securities intermediary arising by virtue of (i) the underlying deposit agreement or similar agreement for any deposit account, securities accounts or other similar account or (ii) any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies, in each case, as to deposit or securities accounts or other funds maintained with such depository institution, custodian or securities intermediary, as applicable, (d) Liens of clearing agencies or broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing, (e) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with Applicable Accounting Standards, (f) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business, (g) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (j) of Article X, (h) deposits of money securing leases to which Borrower is a party as lessee made in the ordinary course of business, (i) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder), and (j) precautionary Liens, and filings of financing statements under the UCC, covering assets sold or contributed to any Person not prohibited hereunder.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, limited liability partnership, limited partnership, nonprofit corporation, partnership, group, sector, sovereign government or agency, instrumentality, or political subdivision, territory, or similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Potential Default” means any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Preferred Shares” means shares issued by Borrower of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Borrower, to any shares (or other interests) of other share of the Borrower, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred shares.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Obligations” means, at any time of determination, the aggregate outstanding principal amount of the Loans.

“Proceedings” has the meaning provided in Section 7.9.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the Credit Exposure (or, if the Credit Exposure of such Lender is zero, the Obligations) owed to such Lender; and (ii) the denominator of which is the aggregate Credit Exposure (or if the aggregate Credit Exposure of all Lenders is Zero, the Obligations) owed to all of the Lenders.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C.5390(c)(8)(D).

“Qualified Affiliate” means any Affiliate of CGCIM that (a) has the ability and experience to professionally and competently perform duties similar to those imposed upon CGCIM pursuant to the applicable investment advisory agreement, (b) is legally qualified and has the capacity and applicable licenses or other regulatory qualifications to serve as investment adviser of the Borrower, (c) for which the principal personnel who would perform its duties under such investment advisory agreement as CGCIM are substantially similar individuals who perform such duties for CGCIM and (d) for which the Administrative Agent and the Collateral Agent have received all “know your customer” documentation and information reasonably requested or required by regulatory authorities.

“Recipient” means (a) Administrative Agent or (b) any Lender, as applicable.

“Register” has the meaning provided in Section 12.11(e).

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, as each is in effect from time to time, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Security” means, with respect to any Financial Asset, (a) all security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Financial Asset or any obligation of a Payor, whether pursuant to a purchase agreement, note purchase agreement, note or other instrument or other agreement, participation agreement, or other contractual obligation of such Payor related to such Financial Asset or otherwise, together with all financing statements and security agreements, if any, describing any collateral, if any, securing such Financial Asset or obligation; (b) all guaranties, letters of credit, insurance, state guaranty funds and other agreements or arrangements of whatever character, if any, from time to time supporting or securing payment of such Financial Asset or any obligation described in clause (a) above; (c) all records related to such Financial Asset; and (d) all proceeds of any of the foregoing.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning provided in Section 11.9(a)(ii).

“Request for Borrowing” means a request for Borrowing substantially in the form of Exhibit A.

“Required Lenders” means, at any time, Lenders holding an aggregate Pro Rata Share equal to or greater than fifty percent (50%). The Commitments, Principal Obligations, and Obligations of any Defaulting Lender shall be disregarded from both the numerator and the denominator in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning provided in Section 11.9(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any officer, employee, director or other authorized signatory or authorized person of Borrower or any of its Affiliate authorized to bind Borrower.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“Sanctioned Country” means any country, territory, or region that under any Sanctions Laws is subject to sanctions prohibiting any Lender, Borrower, or their respective Related Parties from engaging in transactions involving the country, territory, or region or Persons located, organized, or resident in the country, territory or region.

“Sanctions” or “Sanctions Laws” means all restrictions and Applicable Law relating to the imposition of economic, trade or financial sanctions by the United States, the European Union, any European Union Member State, and the United Kingdom, including, without limitation, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. §§ 4301 et seq.), all Executive Orders issued pursuant to either of the foregoing, and the regulations promulgated by the Office of Foreign Assets Control (31 C.F.R. ch. V), as amended from time to time.

“Sanctioned Person” means any Person: (a) that is the target of (i) list-based blocking sanctions, including individuals and entities listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx), as may be updated from time to time; (ii) sectoral sanctions aimed at the participants of certain economic sectors, to the extent Sanctions Laws prohibit transactions involving the Person; or (iii) secondary, targeted, or other sanctions or embargoes, to the extent that Sanctions Laws prohibit transactions involving the Person; (b) designated as a primary money laundering concern or similar designation under Anti-Money Laundering Laws; or (c) that is controlled by (i) a Person described in subSections (a) or (b) of the foregoing; or (ii) a government or governmental entity of a Sanctioned Country.

“Secured Parties” means the Administrative Agent, the Collateral Agent, each Lender and each Indemnitee.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Side Letter” means that certain Side Letter, dated the date hereof, between Borrower and Lender.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the Federal Reserve Bank of New York’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Collateral Account” means the trust account of Borrower maintained at Account Bank, with account number 19-9482, and any successor accounts established in connection with the resignation or removal of the Account Bank.

“Stated Maturity Date” means the date that is 36 months after the Closing Date, as it may be extended in accordance with Section 2.8.

“Subordinated Indebtedness” means Indebtedness that has been fully subordinated to the prior payment in full of all of the Obligations pursuant to a subordination agreement or any other written agreement or written terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is, at any time, otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by the Borrower or any of its Subsidiaries in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, the Term SOFR Reference Rate for a 3-month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” has the meaning set forth in the Side Letter.

“Total Equity” means, as of any date of determination, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders equity for the Borrower and its Subsidiaries at such date.

“Total Indebtedness” means, as of any date of determination, without duplication, the sum of all Indebtedness of Borrower of the type described in clause (a) of the definition of “Indebtedness” at such date, determined on a consolidated basis in accordance with GAAP.

“Total Net Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, minus the Total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis,.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time, which governs creation or perfection (and the effect thereof) of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning provided in Section 12.211.

“U.S. Tax Compliance Certificate” has the meaning provided in Section 4.1(f)(ii)(B)(iii).

“Valuation Policy” means the valuation policy of the Borrower of the Borrower as updated from time to time.

“Voting Shares” means common shares of beneficial interest of the Borrower and Preferred Shares of beneficial interest of Borrower, in each case with shared voting power and shared dispositive power.

“Withholding Agent” means Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Other Definitional Provisions. With reference to this Credit Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) all terms defined in this Credit Agreement shall have the above-defined meanings or, if not defined above, the meanings given to them in the UCC when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document;

(b) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(c) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(d) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(f) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof;

(h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement;

(i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”;

(l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document;

(m) unless expressly stated otherwise, the Administrative Agent may grant or deny any approval or consent contemplated by this Credit Agreement and the other Loan Documents in its sole and absolute discretion. Whenever used in this Credit Agreement or the other Loan Documents, unless otherwise expressly specified, the phrase “acceptable to the Administrative Agent” or “satisfactory to the Administrative Agent” means “acceptable and satisfactory to the Administrative Agent in its sole and absolute discretion;” “at the Administrative Agent’s option” or “as the Administrative Agent determines” means “as the Administrative Agent may elect or determine in its sole and absolute discretion;” and “in the Administrative Agent’s discretion” or “in its discretion” means “in the Administrative Agent’s sole and absolute discretion”;

(n) with respect to all references to “to the knowledge of” or any similar phrase contained herein or in the other Loan Documents, such references shall be, with respect to Borrower, interpreted to mean to the actual knowledge of Borrower at the same time the applicable representation or undertaking is deemed made hereunder; and

(o) except as otherwise expressly provided herein or in any other Loan Document, whenever the payment of any obligation or the performance of any covenant, duty or other obligation hereunder or under any other Loan Document is stated to be due on a day that is not a Business Day, the date of such payment or performance shall extend to the next succeeding Business Day and, in the case of payment, such extension of time shall be included in the computation of interest or fees, as the case may be, and any such payment shall include the interest and fees accruing as a result of such extension of time.

Section 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined in any Loan document herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with Applicable Accounting Standards, applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (a) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) all leases that would be treated as operating leases for purposes of GAAP on the date hereof shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations hereunder regardless of any change to GAAP following the date hereof that would otherwise require such leases to be treated as Capital Lease Obligations. The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Financial Accounting Standard No. 159 (or successor standard solely as it relates to fair valuing liabilities) or accounts for liabilities acquired in an acquisition on a fair value basis pursuant to Financial Accounting Standard No. 141(R) (or successor standard solely as it relates to fair valuing liabilities), all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Financial Accounting Standard No. 159 (or such successor standard solely as it relates to fair valuing liabilities) or, in the case of liabilities acquired in an acquisition, Financial Accounting Standard No. 141(R) (or such successor standard solely as it relates to fair valuing liabilities).

Section 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.5 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are expressly permitted by the Loan Documents; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.7 Drafting. The parties agree that each has played an equal part in the negotiation and drafting of the Loan Documents and in the event any ambiguities are determined to exist in the Loan Documents, the result of the ambiguity shall be equally assumed by each party and the Loan Documents shall not be construed more strictly against any party.

Section 1.8 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

COMMITMENTS AND BORROWINGS

Section 2.1 Revolving Credit Commitment. Subject to the terms and conditions herein set forth, (a) each Lender agrees to make Loans to Borrower at any time and from time to time in an aggregate principal amount at any one time outstanding up to the Maximum Commitment, and (b) Borrower may borrow, repay without penalty or premium, and re-borrow hereunder, in each case, during the Availability Period. The Lenders shall not be obligated to fund any Loan if the interest rate applicable thereto would exceed the Maximum Rate in effect.

Section 2.2 Accordion. Until the Maturity Date, the Borrower may request in writing that the Lenders increase the size of the Maximum Commitment to an aggregate amount of up to $50,000,000 (an “Accordion Increase”); provided, that:

(a) Borrower may only request an Accordion Increase four (4) times, in increments of no less than $5,000,000, prior to the Maturity Date;

(b) no such request for an Accordion Increase shall be made more than once per calendar quarter, unless the Administrative Agent otherwise consents in writing (which consent may be withheld, conditioned or delayed in the Administrative Agent’s sole and absolute discretion);

(c) no Lender shall be under any obligation whatsoever to approve an Accordion Increase in any amount or at all, the decision to approve the Accordion Increase shall be in the sole and absolute discretion of each Lender and any Lender may decline the request for an Accordion Increase for any reason or for no reason whatsoever;

(d) at the time the Accordion Increase is consummated, no Default or Event of Default shall have occurred and be continuing;

(e) the Borrower shall have paid, or shall pay on the date an Accordion Increase is consummated (so long as any then-existing non-payment has not resulted in a violation of sub-clause (d) above), all fees and expenses (but excluding, for the avoidance of doubt, any accrued and unpaid interest) due and payable to the Lenders on or as of such date;

(f) the Borrower makes such request at least forty-five (45) calendar days prior to the date of the consummation of an Accordion Increase; and

(g) the Borrower shall execute a new Note in favor of each Lender reflecting an Accordion Increase, if so requested by such Lender.

Upon the consummation of an Accordion Increase, the Maximum Commitment amount shall be automatically increased by the amount of such Accordion Increase. Any Loans made hereunder after giving effect to any Accordion Increase shall be considered Loans for all purposes under this Agreement (including, for the avoidance of doubt, Section 2.1 and Section 2.3), shall be made subject to all of the terms and conditions hereof relating to Loans, shall constitute additional Obligations, shall be secured and guaranteed with the other Obligations on a pari passu basis by the Collateral and pursuant to the Loan Documents, and shall be repaid in accordance with the terms and conditions hereof and thereof.

Section 2.3 Manner of Borrowing.

(a) Request for Borrowing. The Borrower shall give Administrative Agent (who shall promptly forward to each Lender) a Request for Borrowing of the date of each requested Borrowing and such Request for Borrowing shall be effective upon receipt by Administrative Agent. Each Request for Borrowing of a Loan shall be furnished to Administrative Agent no later than 4:00 p.m. Eastern Time at least one (1) Business Day prior to the requested date of Borrowing. Each Request for Borrowing shall specify: (A) the amount of such Borrowing and (B) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Agent after 4:00 p.m. on the date of the requested Borrowing shall be deemed to have been given by Borrower on the next succeeding Business Day. Each timely and properly submitted Request for Borrowing shall be honored, and the requested Loans shall be made available to the Borrower in immediately available funds no later than 12:00 p.m. Eastern Time on the Business Day following such timely and properly submitted Request for Borrowing. Each Request for Borrowing submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 6.2 have been satisfied as of the date of the applicable Borrowing.

(b) Request for Borrowing Irrevocable. Each Request for Borrowing shall be irrevocable and binding on Borrower.

(c) Lender Funding Shall be Proportional. Each Lender shall make each requested Loan in accordance with its Pro Rata Share thereof.

Section 2.4 Minimum Loan Amounts. Each Loan hereunder shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Loan may be in an aggregate amount that is equal to the entire unused balance of the Maximum Commitment.

Section 2.5 Funding.

(a) Funding of Borrowings. Subject to the fulfillment of the conditions set forth herein, each Lender shall make the proceeds of its Pro Rata Share of each Borrowing available to Administrative Agent no later than 11:00am Eastern Time on the borrowing date (which borrowing date shall be set in accordance with Section 2.3(a)), in immediately available funds, and, upon fulfillment of all applicable conditions set forth in Section 6.1 and Section 6.2, Administrative Agent shall deposit such proceeds in immediately available funds in the Operating Account not later than 12:00 p.m. Eastern Time on the borrowing date or, if requested by Borrower, shall wire-transfer such funds as requested on or before such time to an account of the applicable Borrower as requested in the applicable Request for Borrowing. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the Term SOFR interest rate applicable to the Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Obligations of Lender Several. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Each Lender hereunder shall be liable to Borrower only for the amount of its respective Commitment.

Section 2.6 Interest.

(a) Interest Rate. Each Loan shall accrue interest, for each Interest Period applicable thereto, at a rate per annum equal to (i) for Loans that bear interest based on Term SOFR hereunder, Term SOFR for such Interest Period plus the Applicable Margin and (ii) for Loans that bear interest based on the Prime Rate hereunder, the Prime Rate plus the Applicable Margin. Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.

(b) Calculations of Interest. All interest for Loans that bear interest (i) based on Term SOFR hereunder shall be computed on the basis of a year of 360 days and (ii) based on Prime Rate hereunder shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The interest rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(c) Default Rate. If an Event of Default has occurred and is continuing, then (in lieu of the interest rate provided in Section 2.6(a) above), all Obligations shall bear interest before and after judgment at a rate per annum equal to the Default Rate.

Section 2.7 Use of Proceeds. The proceeds of the Loans shall be used solely for the general corporate purposes of the Borrower, including, without limitation, liquidity, working capital needs and Permitted RIC Distributions. Neither the Lenders nor Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to Borrower’s use of the proceeds hereof and neither Lenders nor Administrative Agent shall be obligated to determine whether or not Borrower’s use of such proceeds is for purposes permitted under the Borrower’s Constituent Documents. Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with the Federal Reserve Board’s Regulation W 12 C.F.R. Part 223.

Section 2.8 Extension of Stated Maturity Date. Borrower shall have an option to request up to two separate extensions of the Stated Maturity Date for additional terms, each not longer than 365 days, subject to the satisfaction of the following conditions precedent:

(a) as of the effective date of such extension, the representations and warranties of Borrower set forth in each Loan Document are true and correct in all material respects (except that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, the materiality qualifier set forth above shall be disregarded for the purposes of this condition), with the same force and effect as if made as of such date (except that if any such representation and warranty expressly related solely to an earlier date, such representation and warranty shall have been true and correct as of such earlier date);

(b) Borrower shall have paid an extension fee to Administrative Agent, for the benefit of the Lenders, in the amount of 35 basis points (0.35%) of the Maximum Commitment on the date of such extension which shall be fully earned when paid and be nonrefundable;

(c) no Event of Default or Potential Default has occurred and is continuing on the effective date of such extension;

(d) Borrower shall have delivered to Administrative Agent a Facility Extension Notice not less than 30 days and not more than 90 days prior to the then-existing Stated Maturity Date;

(e) The aggregate amount of the Principal Obligations (i) does not exceed the Maximum Commitment on and as of the date of the Facility Extension Notice has been delivered to the Administrative Agent and (ii) will not exceed the Maximum Commitment on and as of the date such extension becomes effective; and

(f) Borrower shall have delivered to Administrative Agent an updated Compliance Certificate.

Section 2.9 Unused Commitment Fee. If on any date the Borrower shall cease to have an Investment Grade Rating or the Borrower or any class of its Preferred Shares shall fail to be rated by any Nationally Recognized Statistical Rating Organization, then on and after such date and until the Borrower shall again have an Investment Grade Rating, Borrower shall pay to Administrative Agent, for the account of each Lender (other than a Defaulting Lender), an unused commitment fee at a rate equal to fifty basis points (0.50%) per annum times the daily average amount of the Maximum Commitment that was unused on and after such date during such calendar quarter (or applicable portion thereof), calculated on the basis of actual days elapsed in a year consisting of 360 days. Such unused commitment fee shall be calculated and payable in arrears on each Interest Payment Date. The unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to Lenders for committing to make funds available to Borrower as described herein and for no other purposes. For purposes of computing the unused commitment fee, the Commitment of any Lender shall be deemed to be used to the extent of such Lender’s Credit Exposure at such time. Borrower shall promptly (and in any event within five (5) Business Days) notify Administrative Agent and each Lender of any failure to maintain an Investment Grade Rating or ceasing to be rated. Once the Borrower has maintained an Investment Grade Rating for 180 days following the date the Borrower failed to maintain an Investment Grade Rating or ceased to be rated, such unused commitment fee shall no longer be payable hereunder.

ARTICLE III

PAYMENT OF OBLIGATIONS

Section 3.1 Revolving Credit Notes. Any Lender may request that its Loans be evidenced by a promissory note. In such event, Borrower shall execute and deliver a Note or Notes in the form of Exhibit E (with blanks appropriately completed in conformity herewith), in favor of such Lender.

Section 3.2 Payment of Obligations.

(a) The Principal Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable on the Maturity Date.

Section 3.3 Payment of Interest.

(a) Interest. Interest on each Borrowing shall commence to accrue as of the date of the disbursement or wire transfer of such Borrowing by Administrative Agent, consistent with the provisions of Section 2.6, notwithstanding whether the Borrower received the benefit of such Borrowing as of such date. When a Borrowing is disbursed by wire transfer pursuant to instructions from Borrower in accordance with a Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by Administrative Agent.

(b) Interest Payment Dates.

(i) Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each applicable Interest Payment Date and on each date of any reduction of the Principal Obligations, as to the amount of the Principal Obligations reduced on such date.

(ii) Upon the occurrence and during the continuance of an Event of Default, accrued and unpaid interest on the Obligations shall be due and payable at any time upon demand by Administrative Agent.

(iii) Interest shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 3.4 Payments on the Obligations.

(a) Payments. Subject to Section 4.1(a), all payments of principal of, and interest on, the Obligations under this Credit Agreement by Borrower to or for the account of the Lenders, or any of them, shall be made without condition or deduction or counterclaim, set-off, defense or recoupment by Borrower for receipt by Administrative Agent before 3:00 p.m. in federal or other immediately available funds to such account as directed in writing by Administrative Agent to Borrower. Funds received after 3:00 p.m. shall be treated for all purposes as having been received by Administrative Agent on the first Business Day next following receipt of such funds. All interest payments shall be made in Dollars.

(b) Application of Payments. So long as no Event of Default has occurred and is continuing, all payments made on the Obligations shall be applied as directed by Borrower. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited:

(i) first, against all costs, expenses and other fees (including attorneys’ fees payable or reimbursable by Borrower hereunder or under any other Loan Document) to the Agents arising under the terms hereof;

(ii) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees and disbursements and other charges of counsel payable under Section 12.5 arising under the Loan Documents), ratably among them in proportion to the respective amounts described in this clause (iii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid charges and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;

(iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans;

(v) fifth, to the payment in full of all other unpaid Obligations, in each case ratably among the Agents and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable;

(vi) sixth, with respect to any taxable period during which Borrower qualifies and elects to be treated as a regulated investment company under the Internal Revenue Code, to payment of any Permitted RIC Distributions; and

(vii) seventh, the balance, if any, to the Borrower or as otherwise required by Law.

(c) Lender Payments. Except as provided in Section 12.12, each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by Administrative Agent hereunder for the account of a Lender shall be promptly distributed by Administrative Agent to such Lender. Administrative Agent and each Lender hereby agrees that payments to Administrative Agent by Borrower of principal of, and interest on, the Obligations by Borrower to or for the account of the Lenders in accordance with the terms of this Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of Borrower’s Obligations with respect to any such payments, and Administrative Agent shall indemnify, and each Lender shall hold harmless Borrower from any claims asserted by any Lender in connection with Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4.

Section 3.5 Prepayments.

(a) Voluntary Prepayments. Borrower may, upon written notice to Administrative Agent, from time to time, voluntarily prepay Loans in whole or in part without premium or penalty on any Business Day; provided that: (i) such notice must be received by Administrative Agent not later than 12:00 p.m. Eastern Time one (1) Business Day prior to any date of prepayment of any Loans; and (ii) any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof or, if less, (x) the entire principal amount thereof then outstanding or (y) such lesser amounts as the Administrative Agent may agree. Each such notice shall specify the date (which shall be a Business Day) and amount of such prepayment. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such written notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, and if Borrower prepay the Principal Obligations of any Loan on any date other than the last day of the Interest Period applicable thereto, then Borrower shall also make any additional amounts required pursuant to Section 4.5. Each such prepayment shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share.

(b) Mandatory Prepayment.

(i) If, on any day, the outstanding principal amount of the Loans shall exceed the Maximum Commitment, Borrower shall repay the Loans in the amount of such excesses within five (5) Business Days after either (i) written notice thereof has been given by Administrative Agent to Borrower or (B) any Responsible Officer of Borrower obtains actual knowledge thereof.

Section 3.6 Reduction or Early Termination of Maximum Commitment. Borrower may terminate or reduce the Maximum Commitment by giving irrevocable written notice to Administrative Agent of such termination or reduction two (2) Business Days prior to the requested effective date thereof (which date shall be a Business Day); provided that such notice may state that the termination or reduction is conditioned upon the effectiveness of other credit facilities or any other transaction, in which case such notice may be revoked by Borrower (by written notice to the Administrative Agent) on or prior to the specified effective date thereof if such condition is not satisfied. Such termination or reduction shall be subject to: (a) in the case of complete termination of the Maximum Commitment, prepayment of all of the outstanding Obligations; or (b) in the case of a reduction of the Maximum Commitment, prepayment of the amount by which the aggregate Credit Exposure of all Lenders exceed the reduced Maximum Commitment, including, without limitation, payment of all interest accrued, and fees payable, thereon, in accordance with the terms of Section 3.3. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to $1,000,000 or multiples thereof; and (y) in no event shall a reduction by Borrower reduce the Maximum Commitment below $5,000,000 (except for a complete termination of the Maximum Commitment). Promptly after receipt of any notice of reduction or termination, Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders according to their Pro Rata Share.

Section 3.7 Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Lending Office (and the office to whose accounts payments are to be credited) for any Loan and (b) change its Lending Office from time to time by notice to Administrative Agent and Borrower. In such event, such Lender shall continue to hold the Note, if any, evidencing the Loans attributable to such Lender for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

Section 3.8 Inducement. Borrower acknowledges and agrees that Lenders have been induced to make the Borrowings to Borrower in part based upon the assurances by Borrower that Borrower desires that all Obligations be honored and enforced, should Administrative Agent and Lenders desire to do so.

ARTICLE IV

CHANGE IN CIRCUMSTANCES

Section 4.1 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with Applicable Law and, to the extent that the withholding or deduction is made on account of an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of Section 4.1(a), the Borrower shall timely pay to the relevant governmental authority in accordance with Applicable Law, or at the option of Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by Lenders. Without prejudice to, or duplication of, Section 11.7, each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document or otherwise payable by Administrative Agent to Lenders from any other source against any amount due to Administrative Agent under this Section 4.1(d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a governmental authority pursuant to this Section, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, and a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) To the extent any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(f)(ii)(A), 4.1(f)(ii)(B), and 4.1(f)(ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A)

to the extent a Lender is a U.S. Person, such Lender shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)

to the extent a Lender is a Foreign Lender, such Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 4.1(f)(ii)(D) “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 4.1(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For purposes of this Section 4.1, the term “Applicable Law” includes FATCA.

(i) Delivery of IRS Form W-9. Administrative Agent (including any successor Administrative Agent) shall deliver to Borrower on or prior to the date on which such Administrative Agent becomes an Administrative Agent under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that Administrative Agent is exempt from U.S. federal backup withholding Tax. As of the date hereof, Administrative Agent is a “financial institution” under U.S. Treasury Regulation Section 1.1441-1(c)(5).

Section 4.2 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Borrowings or other Obligations, or materially restricts the authority of any Lender to purchase or sell, or to take deposits of, Dollars or to determine or charge interest rates as set forth in the Note, then, on written notice thereof by such Lender to the Borrower (i) any obligation of such Lender to make Loans shall be suspended until such Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist and/or (ii) Borrower shall, on the date specified in such notice, repay the Borrowings made by such Lender to Borrower. Upon the prepayment of any such Borrowing, the Borrower shall also pay accrued interest on the amount so prepaid.

Section 4.3 Benchmark Replacement Setting.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Benchmark shall be replaced with the Benchmark Replacement. Any such replacement with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date the Administrative Agent provides notice of such Benchmark Replacement to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will in its reasonable discretion (in consultation with the Borrower) have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.3(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.3.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any pending Request for Borrowing shall be deemed automatically revoked and (ii) any outstanding affected Loans shall be deemed to have been immediately converted to Loans that bear interest at the Benchmark Replacement.

Section 4.4 Increased Cost and Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and/or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Borrowings;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Borrowing or of maintaining its obligation to make any such Borrowing, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction actually suffered; provided, that such amount shall be consistent with amounts that such Lender or other Recipient, as the case may be, is generally charging other borrowers similarly situated to the Borrower, as determined by such Lender or other Recipient in its good faith discretion.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender, or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Borrowings made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered; provided, that such amount shall be consistent with amounts that such Lender or other Recipient, as the case may be, is generally charging other borrowers similarly situated to the Borrower, as determined by such Lender or other Recipient in its good faith discretion.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 4.4(a) or Section 4.4(b) and be promptly delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days, to the extent funds are then available to the Borrower.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Article IV shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Article IV for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.5 Funding Losses. In the event of (a) the payment of any principal of any Loan other than on the last day of the Interest Period applicable thereto (including as a result of the occurrence and continuance of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.8(b), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days, to the extent funds are then available to the Borrower.

Section 4.6 Request for Compensation. If requested by Borrower in connection with any demand for payment pursuant to this Article IV (other than Section 4.1), a Lender shall promptly provide to Borrower, with a copy to Administrative Agent, a certificate setting forth in reasonable detail the basis therefor, the amount required to be paid by Borrower to such Lender and the computations made by such Lender to determine such amount, such certificate to be conclusive and binding absent manifest error. Any such amount payable by Borrower shall not be duplicative of any amounts previously paid under this Article IV.

Section 4.7 Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, all of Borrower’s obligations under this Article IV shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Maximum Commitment or the termination of this Credit Agreement or any provision hereof. A Lender shall notify Borrower of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Article IV as promptly as practicable. Except with respect to amounts payable under Section 4.1 hereof and subject to Section 4.4(c) hereof, if such Lender fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable under this Article IV (other than with respect to Section 4.1 hereof), only be entitled to payment for such compensation relating to the period from and after the date one hundred eighty (180) days prior to the date that such Lender does give such notice. Claims for compensation payable under Section 4.1 hereof shall survive in their full amount until the expiration of the applicable statute of limitation, regardless of the timing of such Lender’s notice.

Section 4.8 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office or Issuing Office. If any Lender requests compensation under Section 4.4, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any governmental authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.4 or Section 4.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 4.4, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, any governmental authority for the account of any Lender pursuant to Section 4.1, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.8(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.4 or Section 4.1) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 12.11;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Article IV) from Assignee (to the extent of such outstanding principal) or Borrower (in the case of accrued interest, fees and all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 4.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE V

SECURITY

Section 5.1 Liens.

(a) Collateral Grant. In order to secure the payment and performance of the Obligations, Borrower hereby pledges, mortgages, charges, transfers and collaterally assigns by way of security to Administrative Agent, for the benefit of Secured Parties, and grants to Collateral Agent, a first priority (subject to Permitted Liens) security interest in and Lien on its rights in the following, whether now existing or hereafter acquired or arising and wherever located (the “Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all Fixtures;

(vi) all General Intangibles;

(vii) all Goods;

(viii) all Instruments;

(ix) all Inventory;

(x) all Investment Property, including all of Borrower’s rights, titles, interests and privileges in and to the equity interests of the Borrower’s Subsidiaries, together with all claims, rights, privileges, authority and powers of Borrower relating to such equity interests, and the certificates, instruments and agreements representing such equity interests;

(xi) all cash or cash equivalents;

(xii) all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(xiii) all Deposit Accounts with any bank or other financial institution; and

(xiv) all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

provided, that notwithstanding anything to the contrary contained herein, Collateral shall not include any Excluded Collateral.

Section 5.2 Specified Collateral Account.

(a) General. In order to further secure the payment and performance of the Obligations, Borrower shall deposit, or cause to be deposited, all Collections received by Borrower in respect of the Borrower’s Financial Assets, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, into the Specified Collateral Account in precisely the form in which they are received (but with any endorsements of Borrower, as applicable, necessary for deposit or collection), and until they are so deposited to hold such payments in trust for the Administrative Agent.

(b) Use of the Specified Collateral Account. If no Event of Default has occurred and is continuing, Borrower may withdraw funds from the Specified Collateral Account from time to time. Upon the occurrence and during the continuance of an Event of Default, subject to the terms and conditions of the Collateral Account Control Agreement, (i) Borrower shall not withdraw funds from the Specified

Collateral Account and (ii) Administrative Agent is authorized to take exclusive control of the Specified Collateral Account. The application by Administrative Agent of funds in the Specified Collateral Account after an Event of Default shall be made in the order of priority as set forth in Section 3.4(b) hereof. Each party hereto acknowledges that all funds on deposit in the Specified Collateral Account shall be the property of the Borrower, subject to the Lien of Administrative Agent for the benefit of the Secured Parties, granted hereunder.

(c) Other Accounts. In order to further secure the payment and performance of the Obligations, with respect to each Account of the Borrower (but excluding the Specified Collateral Account and Excluded Accounts), the Borrower shall cause each such Account to, as of the Closing Date, be subject to a Control Agreement, in the form and substance reasonably acceptable to the Administrative Agent.

Section 5.3 No Impairment of Rights; Additional Rights. No Impairment of Rights. The rights of Administrative Agent hereunder shall not be released, diminished, impaired, reduced or adversely affected by (i) any adjustment, indulgence, forbearance or compromise that might be granted or given by Administrative Agent to any primary or secondary obligor or in connection with any security for the Obligations; (ii) any full or partial release of any security for the Obligations, except in accordance with the provisions of the Loan Documents; (iii) any other action taken or omitted to be taken by Administrative Agent in connection with the Obligations, in accordance with the provisions of the Loan Documents, whether or not such action or omission prejudices Borrower; or (iv) notice of any of the foregoing.

Section 5.4 Reserved.

Section 5.5 Release of Collateral. The Liens on and security interest in all of the Collateral shall automatically be released upon (i) the termination of Maximum Commitment and payment in full of the Obligations (other than unasserted contingent Obligations) or (ii) any Collateral is sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries) or in a manner not prohibited hereunder.

Thereafter, upon written request, Administrative Agent shall promptly provide Borrower, at its sole expense, a written evidence of release of their Obligations and of the Liens on and security interest in the Collateral, in form reasonably satisfactory to Borrower, and shall execute such other documents as may be reasonably requested by Borrower to further acknowledge, evidence or effect such release and, upon receipt by Borrower of written confirmation from Administrative Agent that the Liens on and security interest in the Collateral granted to Administrative Agent have been terminated as provided above, Borrower shall be authorized to prepare and file Filings terminating all Filings filed of record in connection with this Credit Agreement and other Loan Documents.

Section 5.6 Authorization of Filings. Borrower hereby authorize Administrative Agent to file Filings and any other notices or documents in the appropriate filing office and to send such notices as shall be necessary or advisable in order to (a) perfect Secured Parties’ first priority security interest (subject to Permitted Liens) in the Collateral and (b) maintain the continuing perfection by filing of Secured Parties’ first priority security interest (subject to Permitted Liens) in the Collateral.

ARTICLE VI

CONDITIONS PRECEDENT TO LENDING.

Section 6.1 Obligations of the Lenders. The Loan Documents shall not become effective until the date on which Administrative Agent shall have received each of the following documents and each of the other conditions listed below is satisfied to the reasonable satisfaction of each Lender:

(a) Loan Documents. This Credit Agreement and each other Loan Document to be executed and delivered in connection with the Closing Date, in each case duly executed and delivered by the applicable parties;

(b) Note. A Note duly executed and delivered by Borrower (if required) in accordance with Section 3.1;

(c) Filings. (i) Satisfactory reports of searches of Filings (or the equivalent in any applicable foreign jurisdiction) in the jurisdiction where a Filing would need to be made in order to perfect Secured Parties’ Lien in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist; and (ii) Filings (or the equivalent in any applicable foreign jurisdiction, as applicable) satisfactory to Administrative Agent with respect to the Collateral together with written evidence satisfactory to Administrative Agent that the same have been filed or submitted for filing in the appropriate public filing office(s) in Administrative Agent’s sole discretion, to perfect Secured Parties’ Liens in the Collateral;

(d) Responsible Officer’s Certificates. A certificate from a Responsible Officer of Borrower, in the form of Exhibit B;

(e) Secretary’s Certificate. With respect to Borrower, true and complete copies of: (i) the Constituent Documents, together with certificates of existence and good standing (or other similar instruments), in each case certified by a Responsible Officer thereof to be correct, complete and in effect on the date hereof; (ii) resolutions authorizing the entry into the transactions contemplated by the Loan Documents, certified by a Responsible Officer thereof as correct and complete copies thereof and in effect on the date hereof; and (iii) a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents and the other documents or certificates to be delivered pursuant hereto, together with the true signatures thereof;

(f) Opinion. Favorable opinions of Latham & Watkins LLP, New York counsel, Dechert LLP, as special counsel to Borrower, and Richards Layton & Finger, P.C., Delaware counsel to Borrower, covering such matters relating to the transactions contemplated hereby as reasonably requested by Administrative Agent, and in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date;

(g) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, and, to the extent invoiced at least 1 Business Day prior to the Closing Date, payment of the reasonable fees and disbursements of Administrative Agent’s New York counsel, Venable LLP, which may be deducted from the initial Borrowing;

(h) “Know Your Customer” Information and Documents. Such information and documentation as may be requested by Lenders so that Borrower has become KYC Compliant; and (ii) if Borrower qualifies as a “legal entity customer” under Anti-Money Laundering Laws, a Beneficial Ownership Certification from Borrower; and

(i) Asset Value Information. Valuations and other information reasonably requested by the Administrative Agent and each Lender, in each case as of a recent date prior to the Closing Date, as to value of Borrower Financial Assets and other assets, if any.

Section 6.2 Conditions to all Borrowings. The obligation of Lenders to make Borrowings (including the initial Borrowing) is subject to the conditions precedent that:

(a) Representations and Warranties. The representations and warranties of Borrower set forth in this Credit Agreement and any other Loan Documents are true and correct in all material respects (except that if any such representation and warranty is qualified as to materiality, with respect to such representation and warranty, such materiality qualifier shall not be applicable) on and as of the date of the advance of such Borrowing, with the same force and effect as if made on and as of such date (except to the extent that such representation and warranties expressly related solely to an earlier date, in which case, such representations and warranties shall have been true and correct on and as of such earlier date);

(b) No Default. No event shall have occurred and be continuing, or would result from the Borrowing, which constitutes an Event of Default or a Potential Default;

(c) Request for Borrowing. Administrative Agent shall have received a Request for Borrowing;

(d) Maximum Commitment. After giving effect to the funding of the proposed Borrowing and the use of proceeds thereof, the Borrowing will not exceed the Maximum Commitment.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

To induce Lenders to make Borrowings, Borrower hereby represents and warrants to the Administrative Agent and Lenders that:

Section 7.1 Organization and Good Standing. Borrower (a) is duly organized, formed or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization, formation or incorporation, as applicable; (b) has the requisite power and authority to own its properties and assets and to carry on its business as now conducted; and (c) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification, except where the failure to be so qualified to do business would not have a Material Adverse Effect.

Section 7.2 Authorization and Power. Borrower has the partnership, limited liability company, trust or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under the Loan Documents. Borrower is duly authorized to, and has taken all partnership, limited liability company, trust or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under the Loan Documents.

Section 7.3 No Conflicts or Consents. The execution and delivery by it of this Credit Agreement or the other Loan Documents to which it is a party, the consummation by it of any of the transactions herein or therein contemplated, or the compliance by it with the terms and provisions hereof or with the terms and provisions thereof, will not contravene or conflict, in any material respect, with (a) any provision of law, statute or regulation to which Borrower is subject, or any judgment, license, order or permit applicable to Borrower, (b) any material indenture, mortgage, deed of trust or other material agreement or instrument to which Borrower is a party or by which Borrower may be bound, or to which any Borrower may be subject, or (c) Borrower’s Constituent Documents. No consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Borrower of the Loan Documents or the consummation of the transactions contemplated hereby or thereby, including its Constituent Documents, which has not been obtained.

Section 7.4 Enforceable Obligations. The Loan Documents to which Borrower is a party are the legal and binding obligations of Borrower, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

Section 7.5 Priority of Liens. The Loan Documents create, as security for the Obligations, valid and enforceable, first priority Lien (subject to Permitted Liens) on all of the Collateral, in favor of Administrative Agent for the benefit of Secured Parties, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Subject to Permitted Liens, such Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral (subject to Permitted Liens), and, other than in connection with any future Change in Law or in the Borrower’s name, identity or structure, or its jurisdiction of organization, formation or incorporation, as the case may be, no further recordings or Filings are or will be required in connection with the creation, perfection or, to the knowledge of the Borrower, enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law.

Section 7.6 Financial Condition. Borrower has delivered to Administrative Agent the most recently available copies of the financial statements and reports required by Section 8.1, in each case, certified by a Responsible Officer of Borrower to be true and complete and to present fairly, in all material respects, the financial condition of Borrower as of the date set forth therein; provided, that, the documents required to be delivered pursuant to this Section 7.6 shall be deemed to have been furnished by the Borrower to the Administrative Agent (and by the Administrative Agent to the Lenders) on the date on which such materials are publicly available as posted on EDGAR, or any successor system of the Securities Exchange Commission.

Section 7.7 Full Disclosure. All written information (other than forward looking information and information of a general economic nature or general industry nature) heretofore furnished by or on behalf of Borrower, in connection with the Loan Documents and the transactions contemplated hereby, is true and correct in all material respects (given effect to all supplements and updates provided thereto) on the date as of which such information was furnished.

Section 7.8 No Default. No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

Section 7.9 No Litigation. (a) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or governmental authority (“Proceedings”) which are material and pending, or to the knowledge of Borrower, threatened in writing against Borrower, and (b) as of any date after the Closing Date, there are no such Proceedings pending, or, to the knowledge of Borrower, threatened in writing against Borrower, in each case, other than any such Proceeding that would not reasonably be expected, individually or in the aggregate, if adversely determined, have a Material Adverse Effect or that is not otherwise covered by insurance (subject to customary deductibles).

Section 7.10 Material Adverse Effect. No circumstances exist or changes have occurred since the date of the most recent financial statements delivered to Administrative Agent pursuant to Section 8.1 which would result in a Material Adverse Effect.

Section 7.11 Taxes. Borrower has filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to be paid by Borrower, except (i) for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with Applicable Accounting Standards or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower shall at all times comply with all requirements of Applicable Law necessary to maintain its status as a regulated investment company under the Internal Revenue Code.

Section 7.12 Principal Office; Jurisdiction of Formation. (a) The chief executive office and principal place of business of Borrower is correctly listed on Schedule I; and (b) the jurisdiction of formation of Borrower is correctly listed on Schedule I and Schedule III, and Borrower is not organized under the laws of any other jurisdiction.

Section 7.13 ERISA. The execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations directly against the Borrower, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A) - (F) of the Internal Revenue Code of 1986, as amended.

Section 7.14 Compliance with Law. Borrower is in compliance with all laws, rules, regulations, orders, and decrees which are applicable to it or its properties, including, without limitation, ERISA, except where non-compliance would not result in a Material Adverse Effect.

Section 7.15 Margin Stock. Borrower is not engaged principally in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowing will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation T, U, or X. Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect. No Borrowing will be secured at any time by, and the Collateral in which Borrower has granted to Administrative Agent, for the benefit of Secured Parties, a security interest and Lien pursuant to the Loan Documents will not, in each case, contain at any time any Margin Stock.

Section 7.16 Investment Company Status. Borrower is registered as an “investment company” within the meaning of the Investment Company Act.

Section 7.17 Sanctions. Borrower, no Person directly or indirectly Controlling Borrower, and no Person directly or indirectly Controlled by Borrower, (a) is a Sanctioned Person, (b) is a resident of a Sanctioned Country or an entity formed under the laws of a Sanctioned Country, (c) is Controlled by, acting on behalf of, or owned 50% or more in the aggregate by one or more Sanctioned Person(s), (d) to Borrower’s knowledge is under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions, or (e) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by Sanctions or, to Borrower’s knowledge, would otherwise cause any Lender or any Related Party, to be in breach of any Sanctions.

Section 7.18 Insider. Borrower is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary, of a bank holding company of which any Lender is a subsidiary to the knowledge of Borrower, of any bank at which any Lender maintains a correspondent account, or of any bank which maintains a correspondent account with any Lender.

Section 7.19 Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Section 7.20 [Reserved].

Section 7.21 Insurance. Borrower maintains insurance policies of such types and amounts as are consistent with customary practices and standards for Borrower’s lines of business.

ARTICLE VIII

AFFIRMATIVE COVENANTS OF THE BORROWER

So long as Lenders have any commitment to lend hereunder, and until payment in full of the Obligations (other than unasserted contingent Obligations), Borrower shall, and shall cause each of its Subsidiaries where indicated below to:

Section 8.1 Financial Statements, Reports and Notices. Borrower shall deliver to Administrative Agent sufficient copies for each Lender the following:

(a) Financial Reports.

(i) Annual Reports. As soon as available, but no later than one hundred and twenty (120) days after the end of the fiscal year for Borrower, (A) the audited balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of Borrower and its consolidated Subsidiaries as of the end of and for such year, together with the opinion of a firm of nationally recognized independent certified public accountants of recognized national standing (without any reference to a “going concern” or qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries in accordance with Applicable Accounting Standards consistently applied; and (B) all supporting notes and schedules, as applicable; provided, that, the documents required to be delivered pursuant to this clause (i) shall be deemed to have been furnished by the Borrower to the Administrative Agent (and by the Administrative Agent to the Lenders) on the date on which the Borrower’s annual report on Form N-CSR are publicly available as posted on EDGAR, or any successor system of the Securities Exchange Commission.

(ii) Semi-Annual Reports. As soon as available, but no later than sixty (60) days after the end of each semi-annual period of the fiscal year of Borrower, (A) the unaudited balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of Borrower and its consolidated Subsidiaries as of the end of and for such semi-annual period, all certified by a Responsible Officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Standards, consistently applied, subject to normal year end audit adjustments and the absence of footnotes; provided, that, the documents required to be delivered pursuant to this clause (ii) shall be deemed to have been furnished by the Borrower to the Administrative Agent (and by the Administrative Agent to the Lenders) on the date on which the Borrower’s semi-annual report on Form N-CSRS are publicly available as posted on EDGAR, or any successor system of the Securities Exchange Commission.

(iii) Quarterly Reports. As soon as available, but no later than sixty (60) days after the end of each of the first three fiscal quarters of Borrower, (A) the unaudited balance sheet and related statements of operations, income, partners’, members’ or shareholders’ equity and cash flows of Borrower and its consolidated Subsidiaries as of the end of and for such fiscal quarter, all certified by a Responsible Officer of Borrower, as applicable, as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with Applicable Accounting Standards, consistently applied, subject to normal year end audit adjustments and the absence of footnotes; (B) all supporting notes and schedules, as applicable; and (C) any internal documents or certifications provided to officers or trustees of Borrower related to the Fair Market Value of Borrower; provided, that, the documents required to be delivered pursuant to this clause (iii) shall be deemed to have been furnished by the Borrower to the Administrative Agent (and by the Administrative Agent to the Lenders) on the date on which the Borrower’s quarterly report on Form N-30B-2 are publicly available as posted on EDGAR, or any successor system of the Securities Exchange Commission.

(iv) SEC Filings. Borrower shall provide to Lender copies of all material reports relating to the reporting of portfolio investments filed by the Borrower with the Securities and Exchange Commission; provided, that, the documents required to be delivered pursuant to this clause (iii) shall be deemed to have been furnished by the Borrower to the Administrative Agent (and by the Administrative Agent to the Lenders) on the date on which such materials are publicly available as posted on EDGAR, or any successor system of the Securities Exchange Commission.

(b) Compliance Certificate. On the date any financial statements are delivered pursuant to Section 8.1(a), a compliance certificate in the form of Exhibit C (the “Compliance Certificate”), certified by a Responsible Officer of Borrower to be true and correct, setting forth (i) whether any Event of Default or any Potential Default exists; (ii) whether Borrower is in compliance with the Debt Limitations contained in Section 9.44 and the Financial Covenants and containing the calculations evidencing such compliance; and (iii) a certification that the financial statements delivered pursuant to Section 8.1(a) of the Credit Agreement fairly present, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with Applicable Accounting Standards consistently applied, subject to normal year-end adjustments and the absence of footnotes (other than explanatory footnotes).

(c) [Reserved].

(d) Notice of Default. Within three (3) Business Days of obtaining knowledge of the existence of any Event of Default or Potential Default, Borrower shall furnish to Administrative Agent a written notice specifying the nature and period of the existence thereof and the action which Borrower is taking or proposes to take with respect thereto.

(e) Notice of Material Adverse Effect. Borrower shall promptly upon receipt of knowledge thereof notify Administrative Agent of any event if such event could reasonably be expected to result in a Material Adverse Effect.

(f) Other Information. Such other information concerning the business, properties, or financial condition of Borrower to the extent reasonably related to this Credit Facility as Administrative Agent shall reasonably request to the extent such information can be provided or discussed without violation of law, rule, regulation or contract.

(g) Beneficial Ownership Certification. Borrower shall promptly notify Lenders of any change in the information provided in any Beneficial Ownership Certification previously delivered and deliver an updated Beneficial Ownership Certification, and if Borrower becomes a “legal entity customer” under Anti-Money Laundering Laws after the Closing Date, Borrower shall promptly notify and deliver to Lenders a Beneficial Ownership Certification.

Section 8.2 Maintenance of Existence and Rights. Borrower shall, and shall cause its Subsidiaries to, preserve and maintain its existence and further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any governmental authority the failure of which would result in a Material Adverse Effect.

Section 8.3 Books and Records; Access. Following ten (10) Business Days prior written notice, Borrower shall give Administrative Agent and Lenders, or anyone of them access during ordinary business hours to, and permit such person to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of Borrower to the extent reasonably related to this Credit Facility, subject to reasonable confidentiality requirements of Borrower and provided that such information can be provided without violation of law, rule, regulation or contract; provided further that the Borrower shall be entitled to have its representatives and advisors present during any inspection of its books and records. In the absence of the occurrence and continuance of an Event of Default, no more than one such visit and inspection shall occur during any calendar year and no more than one such visit and inspection shall be at the expense of the Borrower per fiscal year.

Section 8.4 Compliance with Law. Borrower shall, and shall cause its Subsidiaries to, observe and comply in all material respects with all Applicable Laws and all orders of any governmental authority, including without limitation, ERISA, and maintain in full force and effect all governmental approvals applicable to the conduct of its business, except, in each case, the failure of which would not result in a Material Adverse Effect.

Section 8.5 Authorizations and Approvals. Borrower shall, and shall cause its Subsidiaries to, promptly obtain, from time to time at its own expense, all such material governmental licenses, authorizations, consents, permits and approvals that are required to enable such Person to comply with its obligations under its Constituent Documents the failure of which would result in a Material Adverse Effect.

Section 8.6 Reserved.

Section 8.7 Further Assurances. Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as Administrative Agent may, from time to time, reasonably deem necessary or desirable in connection with any Loan Document, the obligations of Borrower hereunder or thereunder for better assuring and confirming unto Secured Parties all or any part of the security for any of such obligations.

Section 8.8 Taxes. Borrower shall, and shall cause its Subsidiaries to, file all U.S. federal and other Tax returns and reports required to be filed and shall timely pay all U.S. federal and other Taxes required to be paid by such Person, except (a) for any such Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with Applicable Accounting Standards or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. For federal income tax purposes, Borrower is properly qualified as a “regulated investment company” under the Code, and will comply with all requirements and conditions imposed under the Code to allow Borrower to maintain its status as a “regulated investment company”.

Section 8.9 Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. Borrower shall, and shall cause its Subsidiaries to, comply in all material respects and cause (a) each Person directly or indirectly Controlling such Person and (b) each Person directly or indirectly controlled by such Person to comply, in all material respects, with all Anti-Money Laundering Laws and Anti-Corruption Laws, and shall maintain policies and procedures reasonably designed to ensure compliance with all Anti-Money Laundering Laws and Anti-Corruption Laws the failure of which would result in a Material Adverse Effect.

Section 8.10 Compliance with Sanctions. Borrower shall, and shall cause its Subsidiaries to, comply in all material respects with all applicable Sanctions and maintain policies and procedures reasonably designed to ensure compliance with Sanctions.

Section 8.11 Control of New Accounts. Borrower shall within forty-five (45) Calendar Days (or such later date as agreed to by the Administrative Agent) after opening or acquiring any new Account, provided such Account is not an Excluded Account, cause such Account to be subject to a Control Agreement in a form reasonably satisfactory to the Administrative Agent. Prior to or concurrently with the first deposit of funds or securities into such new Account, Borrower shall provide the Administrative Agent with a fully executed copy of such Control Agreement.

ARTICLE IX

NEGATIVE COVENANTS

So long as the Lenders have any commitment to make Borrowings hereunder, and until payment and performance in full of the Obligations (other than unasserted contingent Obligations), Borrower shall, and shall cause each of its Subsidiaries where indicated below to:

Section 9.1 Borrower Information. Borrower shall not change its name, chief executive office, jurisdiction of formation or principal place of business without prior written notice to the Administrative Agent.

Section 9.2 Mergers, Etc. Borrower shall not take any action to merge or consolidate with or into any Person, or transfer or convey, in one transaction or a series of transactions, all or any substantial portion of its asset to any Person, unless the Borrower is the continuing or surviving entity.

Section 9.3 Limitation on Liens. Borrower shall not, nor shall it permit any Subsidiary to, create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract and whether junior or equal or superior in priority to the Liens created by the Loan Documents) on the Collateral, other than Permitted Liens, Liens securing Hedge Agreements permitted hereunder up to, in the aggregate, the greater of (A) $5,000,000 and (B) the lesser of (i) 3.788% of Total Net Assets and (ii) $10,000,000, and Liens for any Indebtedness permitted under Section 9.4(d).

Section 9.4 Limitation on Indebtedness. Borrower shall not, nor shall it permit any Subsidiary to, incur any Indebtedness, other than (collectively, the “Debt Limitations”):

(a) Indebtedness in favor of the Secured Parties arising under the Loan Documents;

(b) Indebtedness under Hedge Agreements, provided, however, that such Hedge Agreements have not been entered into for speculative purposes;

(c) in the case of the Borrower, Subordinated Indebtedness owing to an Affiliate;

(d) repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(e) Preferred Shares or any Indebtedness constituting Preferred Shares; and

(f) obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business.

Section 9.5 ERISA Compliance. With respect to Borrower, not establish, maintain, contribute to, or have any liability (contingent or otherwise) with respect to any Plan. Borrower shall not take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) (D), (E) or (F) of the Internal Revenue Code of 1986, as amended or Section 406(a) or (b) of ERISA that would subject the Administrative Agent or Lenders to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA.

Section 9.6 Dissolution. Borrower shall not take, or permit any Subsidiary to take, any action to terminate or dissolve, unless substantially all of the assets of such Subsidiary are transferred to the Borrower or any other Subsidiary in connection with such termination or dissolution, or if the Borrower is in compliance with the Financial Covenants after such termination or dissolution.

Section 9.7 Limitations on Distributions. Borrower shall not make, pay or declare any Distribution (other than a Permitted RIC Distribution) at any time during the occurrence and continuance of an Event of Default; provided that Permitted RIC Distributions shall not be permitted during the occurrence and continuance of an Event of Default under Sections 10.1(a) or 10.1(i).

Section 9.8 Sanctions. Not cause or permit (a) any Person directly or indirectly Controlling such Person or (b) any Person directly or indirectly Controlled by such Person to, in each case directly or indirectly, use the proceeds of any Loan hereunder (or lend, contribute, or otherwise make available such proceeds to any Person) (i) to directly or to its knowledge indirectly fund activities, transactions, or business relationships with a Sanctioned Person or involving a Sanctioned Country in violation of any applicable Sanctions, or, (ii) to Borrower’s knowledge, in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of any Sanctions.

Section 9.9 Transactions with Affiliates. Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, lease or otherwise transfer any of its property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions at prices and on terms and conditions not materially less favorable to Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) Permitted RIC Distributions and any other Distributions permitted hereunder, (c) transactions between or among the Borrower and any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) of the Borrower at prices and on terms and conditions not less favorable to the Borrower than could be obtained at the time on an arm’s-length basis from unrelated third parties, (d) any Investment that results in the creation of an Affiliate or (e) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

Section 9.10 Financial Covenants.

(a) Asset/Debt Coverage Ratio. Borrower shall not permit the Asset/Debt Coverage Ratio to be less than 3.0 to 1.0, tested on the last day of each fiscal quarter.

(b) Asset/Debt and Prefs Coverage Ratio. Borrower shall not permit the Asset/Debt and Prefs Coverage Ratio to be less than 2.0 to 1.0, tested on the last day of each fiscal quarter.

(c) Interest Coverage Ratio. Borrower shall not permit the Interest Coverage Ratio to be less than 2.0 to 1.0, tested on the last day of each fiscal quarter.

(d) Investment Company Act Compliance. Without limitation of Sections 9.10(a) and (b), Borrower shall at all times comply with all quantitative financial requirements of the Investment Company Act and the Rules thereunder as in effect from time to time, including without limitation all asset coverage tests relating to Borrower’s Indebtedness and Preferred Shares.

(e) RIC Status. Borrower shall at all times maintain its status as a RIC under the Code.

(f) ATM Accounts. Borrower shall not deposit any cash into an ATM Account from an account subject to a Control Agreement other than in connection with the reimbursement of amounts deposited by the applicable broker-dealer or agent in error. The Borrower shall cause the applicable broker-dealer or agent to transfer all amounts on deposit in the ATM Account to the Specified Collateral Account within 2 Business Days of receipt.

ARTICLE X

EVENTS OF DEFAULT

Section 10.1 Events of Default. An “Event of Default” shall occur if any one or more of the following events (herein collectively called “Events of Default”) shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) (i) Borrower shall fail to pay when due any Principal Obligations; or (ii) Borrower shall fail to pay interest, fee, expense, indemnity or other payment required under any Loan Document within five (5) Business Days of the applicable due date;

(b) any representation or warranty made or deemed made by or on behalf of Borrower under any Loan Document, or in any certificate or statement furnished or made to the Administrative Agent or the Lenders by Borrower pursuant hereto or thereto, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made or deemed made and the same continues unremedied for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by Administrative Agent to Borrower; or (y) any Responsible Officer of Borrower obtains knowledge thereof;

(c) default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Section 8.1(d), Section 8.1(e), Section 3.5(b), Section 5.1(a), or Section 8.11); or (ii) the covenants or agreements contained in any other Loan Document (other than the Side Letter), and, in each case, if such default is susceptible to cure, such default shall not have been cured for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by Administrative Agent to Borrower; or (y) any Responsible Officer of Borrower obtains knowledge thereof;

(d) default shall occur in the performance of any of the covenants or agreements contained in Section 3.5(b), Section 5.1(a), and Section 8.11.

(e) default shall occur in the performance of any of the covenants or agreements of Borrower contained in Sections 8.1(d) or 8.1(e) and such default shall continue uncured for five (5) Business Days after the earlier of: (A) written notice thereof has been given by Administrative Agent to Borrower or (B) any Responsible Officer of Borrower obtains knowledge thereof;

(f) any of the Loan Documents executed by Borrower shall: (i) cease, in whole or in material part, to be legal, valid, binding agreements enforceable against Borrower, in accordance with the terms thereof; (ii) in any way be terminated (other than as permitted hereunder) or become or be declared ineffective or inoperative; or (iii) in any way whatsoever cease to give or provide the respective first priority Liens (subject to Permitted Liens) on or security interest in the Collateral, or shall otherwise cease to give or provide any material rights, titles, interest, remedies, powers, or privileges intended to be created thereby, in each case, other than as a result of Administrative Agent’s or any Lender’s gross negligence or willful misconduct;

(g) (i) the occurrence of any event or condition, however so described, that causes any Material Indebtedness of the Borrower or any Subsidiary to become due prior to its scheduled maturity or requires the holders thereof to demand the prepayment, repurchase, redemption or defeasance thereof prior to its scheduled maturity; or (ii) Borrower or any Subsidiary shall fail to repay any Material Indebtedness when due after giving effect to any applicable period of grace;

(h) the occurrence of any default, event of default, default period, and/or requirement to make an early redemption, in each case however so described, under any agreement or instrument evidencing or setting forth the terms, conditions and/or rights with respect to any Preferred Shares, including without limitation any failure to pay any dividend, redemption amount or other amount when due, in each case, taking into account any applicable grace or cure periods; provided, that, the optional redemption or conversion of any Preferred Shares shall not be an Event of Default hereunder;

(i) an Insolvency Event shall occur with respect to Borrower or any Subsidiary;

(j) any final judgment(s) for the payment of money equal to or in excess of the greater of (A) $5,000,000 and (B) the lesser of (i) 3.788% of Total Net Assets and (ii) $10,000,000 in the aggregate shall be rendered against Borrower or any Subsidiary and such judgment shall remain undischarged for a period of thirty (30) days during which execution shall not be vacated, discharged, bonded pending appeal, effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower or any Subsidiary to enforce any such judgment, unless such judgment is covered by insurance in an amount that would cause any uninsured potential liability not to exceed the greater of (A) $5,000,000 and (B) the lesser of (i) 3.788% of Total Net Assets and (ii) $10,000,000 unless it is being appealed and Borrower or such Subsidiary, as applicable, has posted a bond or cash collateral; and

(k) a Change of Control shall occur.

Section 10.2 Remedies Upon Event of Default. (a) If an Event of Default shall have occurred and be continuing, then Administrative Agent may (and shall at the direction of the Required Lenders): (i) suspend the Maximum Commitment; (ii) terminate the Maximum Commitment and declare the occurrence of the Maturity Date; (iii) declare (by written notice to Borrower) the principal of, and all interest and fees then accrued on, the Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which Borrower hereby expressly waive, anything contained in any Loan Document to the contrary notwithstanding; (iv) exercise any right, privilege, or power set forth in Section 5.2 or Section 5.3. or elsewhere under the Loan Documents; (v) without notice of default or demand, pursue and enforce any of the Administrative Agent’s and the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any Event of Default specified in Section 10.1(i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and other Obligations accrued hereunder, shall automatically become due and payable, without any further action by the Administrative Agent and the Lenders, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of Borrower hereby expressly waives to the fullest extent permitted by Applicable Law.

(b) Actions with Respect to the Collateral. Administrative Agent, on behalf of Secured Parties, is hereby authorized, in the name of Secured Parties, or the name of Borrower, at any time or from time to time during the existence and the continuance of an Event of Default, to:

(i) exercise, any and all of the rights, powers and remedies of a secured party under the UCC, all of which rights, powers and remedies shall be cumulative and not exclusive, to the extent permitted by applicable law, in addition to all its other rights, powers and remedies under this Credit Agreement and Applicable Law;

(ii) foreclose the security interest provided hereunder by any available judicial procedure or without judicial process;

(iii) apply any Collateral or any other assets of Borrower in the possession of Administrative Agent to the Obligations;

(iv) collect by legal proceedings or otherwise all dividends, distributions, interest, principal or other sums now or hereafter payable upon or on account of the Collateral;

(v) enter into any extension or reorganization agreement or any other agreement relating to or affecting the Collateral and, in connection therewith, deposit or surrender control of any Collateral or accept other property in exchange therefor;

(vi) settle, compromise or release, on terms acceptable to Lenders, in whole or in part, any amounts owing on the Collateral or any insurance thereof or relating thereto or any disputes with respect thereto or such insurance;

(vii) exercise any and all other rights, powers, privileges and remedies of an owner of the Collateral;

(viii) use, process or operate the Collateral or any part thereof to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by Administrative Agent. Administrative Agent shall have the right, without notice or demand, either in person or by agent, and without regard to the adequacy of any security for the Obligations, to take possession of the Collateral or any part thereof and to collect and receive the rents, issues, profits, income and proceeds thereof. Taking possession of the Collateral shall not cure, waive or affect an Event of Default or notice thereof or invalidate any act done pursuant to such notice;

(ix) seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of Lenders’ remedies with respect to such appointment without prior notice or hearing. The rights, remedies and powers of any receiver appointed by a court shall be as ordered by the court; and

(x) sell, lease or otherwise dispose of all or any Collateral in its then existing condition, or after any further assembly, manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by Section 10.6, in lots or in bulk, for cash or on credit, with or without representations or warranties, all as Administrative Agent may deem advisable. Administrative Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. If sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Lenders until the sale price is paid by the purchaser or purchasers thereof, but Lenders shall not incur any liability in case any such purchaser or purchasers thereof shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. Lender shall have the right to conduct such sales on Borrower’s premises or elsewhere and shall have the right to use any Borrower’s premises without charge for such sales for such duration as Administrative Agent deems necessary or advisable. The Collateral need not be present at any such sale. Lender may purchase all or any part of the Collateral at public or, if permitted by applicable Governmental Rule, private sale, and in lieu of actual payment of the purchase price, Administrative Agent may apply against such purchase price any amount of the Obligations. Borrower agrees that any sale of Collateral conducted by Lender in accordance with the foregoing provisions of this Section 10.2 shall be deemed to be a commercially reasonable sale under Section 9-610 of the UCC.

(c) Additional Action by Administrative Agent. Administrative Agent, on behalf of Secured Parties, is hereby authorized and empowered, after the occurrence and during the continuance of an Event of Default, on behalf of Borrower, to endorse the name of Borrower upon any check, draft, instrument, receipt, instruction, or other document or items. After the occurrence and during the continuance of an Event of Default, Administrative Agent, on behalf of Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest (with full power of substitution), to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of Borrower, either before or after demand of payment of the Obligations, as shall be deemed by Administrative Agent to be necessary or advisable, in the sole discretion of Administrative Agent, to protect the first priority security interests and Liens in the Collateral or the repayment of the Obligations, and the Administrative Agent, in the absence of gross negligence or willful misconduct, shall not incur any liability in connection with or arising from its exercise of such power of attorney. The application by Administrative Agent of such funds shall, unless Lenders shall agree otherwise in writing, be the same as set forth in Section 3.4.

Section 10.3 Lender Offset. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate, to or for the credit or the account of any Borrower against any and all of the obligations of Borrower now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender, or any of their respective Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.4(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Lenders and (y) such Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.3 are in addition to other rights and remedies (including other rights of setoff) that each such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.4 Reserved.

Section 10.5 Good Faith Duty to Cooperate. In the event that the Administrative Agent or the Required Lenders elect to exercise remedies, Borrower agrees to cooperate in good faith with Administrative Agent.

Section 10.6 Notice of Sale. The Administrative Agent shall send or otherwise make available to Borrower reasonable written notice of the time and place of any public sale or of the time on or after which any private sale of any Collateral is to be made in connection with the exercise of remedies hereunder. Borrower agrees that any notice required to be given by Lender of a sale or other disposition of Collateral, or any other intended action by Lender, that is received in accordance with the provisions set forth in Section 10.6 ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor and such sale may, without further notice, be made at the time and place to which it was so adjourned. Borrower hereby waives any right to receive notice of any public or private sale of any Collateral or other security for the Obligations except as expressly provided for in this Section 10.6.

ARTICLE XI

AGENCY PROVISIONS

Section 11.1 Appointment and Authorization of Agents.

(a) Authority. Each Lender (including any Person that is an Assignee, Participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Article XI are solely for the benefit of the Administrative Agent and the Lenders and no Borrower Party shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to a Borrower Party in Section 11.10).

(b) Release of Collateral. Secured Parties irrevocably authorize Administrative Agent (without any further consent of Secured Parties), at Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Maximum Commitment and payment in full of all of the Obligations (other than unasserted contingent Obligations), including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; and (ii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

Section 11.2 Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Article XI shall apply to any such sub-agent of such Agent.

Section 11.3 Exculpatory Provisions. No Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of Borrower Parties contained herein or in any of the other

Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent-Related Person to the Lenders or by or on behalf of Borrower Parties to such Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of Borrower Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to Lenders. Each Lender Party recognizes and agrees that Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when Administrative Agent disburses funds to Borrower, it may rely fully upon statements contained in the relevant requests by a Borrower Party.

Section 11.4 Reliance on Communications. Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of Borrower Parties, independent accountants and other experts selected by Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with Administrative Agent in accordance with Section 12.11(e). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders (including their successors and assigns).

Section 11.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify Lenders of its receipt of any such notice, and Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

Section 11.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Borrower Parties and made its own decision to make its Loans and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of Borrower Parties which may come into the possession of any Agent-Related Person.

Section 11.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting any obligation of Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided further that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of Borrower Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

Section 11.8 Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to the Loans made and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 11.9 Successor Agents.

(a) Resignation of Administrative Agent. (i) Administrative Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower and subject to the consent of Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation, in which case Borrower’s consent shall not be required), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(ii) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to Borrower and such Person, remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(iii) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (A) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (B) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(b) Resignation of Other Agents. Any other Agent may, at any time, resign upon written notice to Lenders and Borrower. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with Lenders and Borrower and subject to the consent of Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation, in which case Borrower’s consent shall not be required), a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.

Section 11.10 Reliance by Borrower. Borrower shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by Administrative Agent to Borrower, so long as Administrative Agent is purporting to act in its respective capacity as Administrative Agent pursuant to this Credit Agreement, and Borrower shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon Administrative Agent. Borrower shall be entitled to treat Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until Borrower shall have received notice of resignation, and Borrower shall not be obligated to recognize any successor Administrative Agent until Borrower shall have received written notification satisfactory to them of the appointment of such successor.

Section 11.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, but not obligated, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of Secured Parties and their respective agents and counsel and all other amounts due Secured Parties hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Secured Party, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

Section 11.12 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.12 and shall at all times be held in trust for the benefit of the Administrative Agent, and such Lender shall at all times be (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 11.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.

(e) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 11.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-Sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subSection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendments. Other than as a result of the execution and delivery of (a) a Maximum Commitment increase in connection with an Accordion Increase in accordance with Section 2.2 and (b) a Facility Extension Notice in connection with an extension in accordance with Section 2.8, neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which Borrower is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by Administrative Agent (based upon approval of the Required Lenders), on the one hand, and Borrower on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender affected thereby:

(i) reduce or increase the amount or alter the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5;

(ii) extend the time for payment for the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii) release any Liens granted under the Loan Documents, except as otherwise expressly contemplated herein or therein, and except in connection with the transfer of interests in any Borrower expressly permitted hereunder or in any other Loan Document; and

(b) all Lenders:

(i) amend the definition of “Maximum Commitment”, “Maturity Date”, “Obligations”, “Principal Obligations” or the definition of any of the defined terms used therein;

(ii) change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(iii) consent to the assignment or transfer by Borrower of any of its rights and obligations under (or in respect of) the Loan Documents;

(iv) amend the terms of Section 3.5(b) or this Section 12.1; or

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent.

The Administrative Agent agrees that it will notify Lenders of any proposed modification or amendment to any Loan Document and deliver drafts of any such proposed modification or amendment to the Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: no provision of Article XI may be amended or modified without the consent of Administrative Agent. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of the Required Lenders.

Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding; and (3) Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by Borrower, if such modification, waiver, or consent is of an administrative nature.

If Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by Administrative Agent, as the case may be, such Lender shall be deemed to have denied its consent to the request.

Section 12.2 Set-off. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Article IV or Section 12.5) greater than its pro rata share thereof as provided herein, then any such Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of obligations owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Assignee or Participant, other than to Borrower or any of their Subsidiaries (as to which the provisions of this paragraph shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

Section 12.3 Sharing of Collateral. To the extent permitted by Applicable Law, each Lender and Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the exercise of any remedies under any Loan Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Commitment (determined as of the date thereof and regardless of any change in any Lender’s Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from the exercise of remedies under the Loan Documents prior to making any distributions of such proceeds to each Lender or Administrative Agent, in their respective capacity as Lenders.

Section 12.4 Waiver. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lenders, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between Borrower any Affiliate of Borrower, any Lender, or the Administrative Agent shall be effective to amend, modify or discharge any provision of this the Loan Documents. The rights and remedies of Administrative Agent and the Lenders under the Loan Documents shall be in addition to all other rights provided by Applicable Law. No modification or waiver of any provision of any of the Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of this Credit Agreement (including, without limitation, Section 12.1), the Administrative Agent acting on behalf of all Lenders and Borrower may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or Borrower hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of Borrower hereunder, any such agreement, waiver or consent made with such written consent of Administrative Agent being effective to bind all Lenders, except as provided in Section 12.1. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

Section 12.5 Payment of Expenses; Indemnity.

(a) Cost and Expenses. Any action taken by Borrower under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Lenders, shall be at the expense of Borrower, and the Administrative Agent and the Lenders shall not be required under any Loan Document to reimburse Borrower therefor except as expressly provided therein. Borrower, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable and invoiced fees, charges and disbursements of any external counsel for Administrative Agent) in connection with the preparation, negotiation, execution, delivery, syndication and administration of this Credit Agreement and the other Loan Documents and any amendments, modifications, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, that, any such expenses in connection with any assignment or syndication by CNB or its Affiliates of its Loans or Commitments shall not be reimbursed or paid by the Borrower, and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the invoiced fees, charges and disbursements of any external counsel for Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with the Loan Documents, including its rights under this Section 12.5, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any external counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Credit Agreement or any of the other Loan Documents), (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith, gross negligence or willful misconduct of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fail to indefeasibly pay any amount required under Section 12.5(a) or Section 12.5(b) to be paid by it to Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Obligations at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. Notwithstanding clause (b) above, to the fullest extent permitted by Applicable Law, neither Borrower nor any Indemnitee shall assert, and hereby waives, any claim against any Indemnitee or the Borrower, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee referred to in clause (b) above shall be liable for any damages (other than damages resulting from such Indemnitee’s gross negligence, bad faith or willful misconduct) arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

(e) Payments and Survival. All amounts due under this Section 12.5 shall be payable no later than ten (10) Business Days after written demand therefor. Each party’s obligations under this Section 12.5 shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

Section 12.6 Notice.

(a) Notices Generally. All notices and other communications required or expressly authorized to be made by this Credit Agreement or other Loan Documents shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth in this Section 12.6, or (ii) addressed to such other address as shall be notified in writing to the other parties hereto. Transmissions made by electronic mail to Administrative Agent or any Lender shall be effective only (x) for notices where such transmission is specifically authorized by this Credit Agreement, (y) if such transmission is delivered in compliance with procedures of Administrative Agent or such Lender, as the case may be, applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by Administrative Agent or such Lender, as the case may be (such as by return e-mail or other written acknowledgment).

If to Borrower: At the address specified with respect thereto on Schedule I with a copy to (which shall not constitute notice hereunder):

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560

Attention: Doug Burnaford

Email: douglas.burnaford@lw.com

If to CNB as Administrative Agent or Lender:

City National Bank of Florida Bank

100 SE 2nd Street

Miami, Florida 33131

Attention: Jorge Garcia

Telephone: (786) 684 - 1785

Email: Jorge.Garcia@bcicmg.com

with a copy to (which shall not constitute notice hereunder):

Venable LLP

100 SE 2nd Street, Suite 4400

Miami, Florida 33131

Attention: Leonela Vaccaro Padrón

Telephone: (305) 349 - 2310

Email: LVaccaroPadron@Venable.com

If to any other Lender:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Assumption or Lender Joinder Agreement of such Lender.

Section 12.7 Governing Law. The Loan Documents and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York.

Section 12.8 Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Credit Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest). Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York and, by execution and delivery of this Credit Agreement, Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Credit Agreement shall limit the right of the Administrative Agent or any Lender to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Administrative Agent or any Lender determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions. Each of the parties hereto hereby irrevocably waive personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by Applicable Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the applicable party hereto specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each of the parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing contained in this Section 12.8 shall affect the right of any party hereto to serve process in any other manner permitted by Applicable Law or commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.

Section 12.9 Severability; Independence of Provisions. The illegality or unenforceability of any provision of this Credit Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Credit Agreement or any instrument or agreement required hereunder. The parties hereto acknowledge that this Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Credit Agreement.

Section 12.10 Entire Agreement; Release; Survival.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR TERM SHEET, LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING BORROWER, ADMINISTRATIVE AGENT OR LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN ANY FEE LETTER AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS CREDIT AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS CREDIT AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

Notwithstanding anything to the contrary, in the event of any conflict between the terms of the Loan Documents and any deposit agreement or applicable documentation with respect to any accounts of Borrower that are maintained with CNB (a “CNB Deposit Agreement”), the terms of the Loan Documents shall govern, including that the provisions of any CNB Deposit Agreement shall apply solely with respect to the applicable account maintained by CNB and shall have no force and effect with respect to the Loan Documents, provided, however, that nothing in this paragraph shall contravene or diminish any rights of the Secured Parties under the Loan Documents.

(b) Execution of this Credit Agreement by each party hereto constitutes a full, complete and irrevocable release of any and all claims that such party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Credit Agreement and the other Loan Documents.

(c) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 12.10, Article IV, Section 11.7, Section 11.12 and Section 12.5 shall (x) survive the termination of the Maximum Commitment and the payment in full of all other Obligations and (y) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 12.11 Binding Effect; Successors and Assigns; Participations.

(a) Binding Effect; Successors and Assigns Generally. This Credit Agreement shall become effective in accordance with Section 6.1. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of Borrower (except for Article X), Administrative Agent, Lenders and their respective successors and permitted assigns. Except as expressly provided in any Loan Document, Borrower shall not have the right to assign any rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)

in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B)

in any case not described in Section 12.11(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”) shall not be less than $2,500,000, unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment by a Lender except to the extent required by Section 12.11(b)(i)(B) or where required by Section 12.11(b)(v) and, in addition, (A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender and (B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a Lender, shall deliver to Administrative Agent any tax forms required under Section 4.1(f) and an Administrative Questionnaire if requested by Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower or its Subsidiaries or Affiliates, (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to any Disqualified Lenders.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by Assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by such Defaulting Lender, to each of which the applicable Assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) such Defaulting Lender’s full share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then Assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(viii) Consequences of Assignment. Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 12.11(e), from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article IV and Section 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11(f).

(c) Disclosure of Information. Any Lender may furnish any information concerning Borrower in the possession of the Lenders from time to time to assignees (including prospective Assignees), subject, however, to the provisions of Section 12.166.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure its obligations, including without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in Florida, a copy of each Assignment and Assumption and Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower, the Administrative Agent, and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by Borrower or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.1 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Borrower agrees that each Participant shall be entitled to the benefits of Article IV (subject to the requirements and limitations therein, including the requirements of Section 4.1(f) (it being understood that the documentation required under Section 4.1(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.11(b); provided that such Participant (A) agrees to be subject to the provisions of Section 4.8 as if it were an Assignee under Section 12.11(b) and (B) shall not be entitled to receive any greater payment under Sections 4.1 and 4.4, with respect to such participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 4.8(b) with respect to any Participant. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.2 as though it were a Lender.

(g) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lenders shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Addition of Lenders. With the prior written consent of the Administrative Agent in its sole discretion, at the request of the Borrower, a new lender may join the Credit Facility as a Lender by delivering a Lender Joinder Agreement to the Administrative Agent, and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:

(i) the Commitment of such new Lender shall be in addition to the Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment shall be increased in a corresponding amount;

(ii) the Commitment of such new Lender shall be in a minimum amount of $10,000,000, or such lesser amount agreed to by the Borrower and the Administrative Agent; and

(iii) the parties shall execute and deliver to the Administrative Agent a Lender Joinder Agreement, any amendment hereto determined necessary or appropriate by the Administrative Agent in connection with such Lender Joinder Agreement, the Borrower shall execute such new Notes as Administrative Agent or any Lender may request, and such new Lender shall deliver payment of a processing and recordation fee of $3,500 to Administrative Agent, which amount Administrative Agent may waive in its sole discretion.

Section 12.12 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be excluded as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; fourth, to the payment of any amounts owing to Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by Lenders pro rata in accordance with their Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) [Reserved].

(c) Defaulting Lender Cure. If Borrower, the Administrative Agent and each Lender agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 12.13 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to Administrative Agent, any Lender and any Persons designated by Administrative Agent or any Lender pursuant to any provisions of this Credit Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations (other than unasserted contingent Obligations) remain unpaid or unsatisfied, the Maximum Commitment remains in effect or this Credit Agreement has not been terminated.

Section 12.14 Headings. The captions and headings of this Credit Agreement are for convenience of reference only and shall not affect the interpretation of this Credit Agreement.

Section 12.15 Survival. All representations and warranties made by Borrower herein shall survive delivery of the Notes, the making of the Loans.

Section 12.16 Availability of Records; Confidentiality. Each party hereto acknowledges and agrees that this Credit Agreement, the other Loan Documents and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and all transactions contemplated hereunder and thereunder are confidential. Administrative Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Borrower or any of its respective Affiliates or Related Parties pursuant to or in connection with this Credit Agreement or the other Loan Documents or (b) obtained by Administrative Agent or such Lender, as applicable, based on a review of the books and records of Borrower; provided that nothing herein shall prevent Administrative Agent or any Lender from disclosing any such information (i) upon the request or demand of any governmental authority having jurisdiction over Administrative Agent or such Lender, as applicable, or to the extent required in response to any order of any court or other governmental authority or as shall otherwise be required pursuant to any requirement of law, provided that Administrative Agent and each Lender shall, unless prohibited by any requirement of law, notify the Borrower of any disclosure pursuant to this clause (i) as far in advance as is reasonably practicable under such circumstances, (ii) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (iii) if, prior to such information having been so provided or obtained, such information was already in Administrative Agent or such Lender’s possession on a non-confidential basis without a duty of confidentiality to the applicable Borrower (or any of its Affiliates) being violated.

Section 12.17 Marshalling; Payments Set Aside. The Administrative Agent and the Lenders shall not be under any obligation to marshal any property in favor of Borrower or any other Person or against or in payment of any Obligation. To the extent that the Administrative Agent or the Lenders receive a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 12.18 Lender Notifications and Confirmations. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that U.S. law requires each Lender and Administrative Agent to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower. Each Lender (other than CNB) hereby certifies that it is not a Disqualified Lender and the Borrower is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of such Lender, of a bank holding company of which such Lender is a subsidiary, or of any subsidiary, of a bank holding company of which such Lender is a subsidiary, to the knowledge of such Lender, of any bank at which such Lender maintains a correspondent account, or of any bank which maintains a correspondent account with such Lender.

Section 12.19 Multiple Counterparts; Electronic Execution. This Credit Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Credit Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Credit Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 12.20 Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than unasserted contingent obligations) arising under the Loan Documents shall have been indefeasibly and irrevocably paid and satisfied in full, and the Maximum Commitment has been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement which survives such termination.

Section 12.21 Acknowledgment Regarding any QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreement or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

Section 12.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

CARLYLE CREDIT INCOME FUND, a Delaware statutory trust

By:	/s/ Nishil Mehta
Name: Nishil Mehta
Title: Principal Executive Officer

[Signature Page to CNB – Carlyle Credit Income Fund – Revolving Credit and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

ADMINISTRATIVE AGENT AND LENDER:

CITY NATIONAL BANK OF FLORIDA, as Administrative Agent and a Lender

By:	/s/ Jorge Garcia
Name: Jorge Garcia
Title: Senior Vice President

[Signature Page to CNB – Carlyle Credit Income Fund – Revolving Credit and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

LEAD ARRANGER:

CITY NATIONAL BANK OF FLORIDA, as Lead Arranger

By:	/s/ Jorge Garcia
Name: Jorge Garcia
Title: Senior Vice President

[Signature Page to CNB – Carlyle Credit Income Fund – Revolving Credit and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

COLLATERAL AGENT:

CITY NATIONAL BANK OF FLORIDA, as Collateral Agent

By:	/s/ Jorge Garcia
Name: Jorge Garcia
Title: Senior Vice President

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